Exhibit 5.1

August 23, 2010	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 026162-0131

Interstate Power and Light Company

Alliant Energy Tower

200 First Street SE

Cedar Rapids, Iowa 52401

Ladies and Gentlemen:

We have acted as counsel for Interstate Power and Light Company, an Iowa corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-159478) (the “Registration Statement”), including the prospectus constituting a part thereof, dated June 5, 2009, and the supplement to the prospectus, dated August 23, 2010 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $200,000,000 aggregate principal amount of the Company’s 3.65% Senior Debentures due 2020 (the “Debentures”) in the manner set forth in the Registration Statement and the Prospectus. The Debentures will be issued under the Indenture, dated as of August 20, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor Trustee (the “Trustee”), and the Officer’s Certificate, dated August 23, 2010 (the “Officer’s Certificate”), establishing the terms and providing for the issuance of the Debentures.

As counsel to the Company in connection with the proposed issue and sale of the Debentures, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference), each constituting a part of the Registration Statement; (b) the Company’s Restated Articles of Incorporation and Restated Bylaws, each as amended to date; (c) the Indenture and the Officer’s Certificate; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding

BOSTON BRUSSELS CENTURY CITY CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SHANGHAI SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C.

Interstate Power and Light Company

August 23, 2010

obligation of, the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Debentures, when executed, authenticated and issued in accordance with the Indenture and the Officer’s Certificate and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP